EXHIBIT 10.38

ETHANOL MARKETING AGREEMENT

This Ethanol Marketing Agreement (“Agreement”) is made and entered into as of the 30 day of November 2000, by and between Heartland Grain Fuels, L.P., a Delaware limited partnership, (“HGF”) and Williams Ethanol Services, Inc. d/b/a Williams Bio-Energy, a Delaware corporation (“WES”).

In consideration of the mutual terms and conditions contained herein, the Parties agree as follows:

1.                                       Term and Termination; Transition Period

A.                                   The term of this Agreement shall commence the date WES becomes a partner in HGF and continue as long as WES remains a partner of HGF.

B.                                     If this Agreement is terminated for any reason, the terminating party shall give the other party no less than six months prior written notice. In the event such termination is at the election of HGF, HGF shall redeem WES’ limited partnership interest in HGF at the initial purchase price or then current market value, whichever is greater. In the event such termination is at the election of WES, HGF will redeem WES’ limited partnership interest in HGF at the initial purchase price or then current market value, whichever is less. In the event the termination is mutually desired, HGF will redeem WES’ limited partnership interest in HGF at then current market value or such other negotiated price.

C.                                     In recognition of the time needed to transition the accounting and invoicing functions for customers currently served by HGF, HGF and WES agree that the marketing obligations and rights (including marketing fees and expenses) provided hereunder will not commence until January 1, 2001.

2.                                       Quantity and Quality

A.                                   HGF shall sell to WES the total output of HGF’s fuel grade ethanol (“Ethanol”) produced at HGF’s Aberdeen, South Dakota and Huron, South Dakota facilities (the “Plants”), currently anticipated to be twenty (20) million gallons per year. Ethanol shall be delivered FOB the Plants, and title shall pass as the Ethanol is loaded into transport vessels.

B.                                     Such Ethanol shall meet the WES Pipeline specifications attached as Schedule A, attached hereto and incorporated herein, or WES may reject the Ethanol. The specifications set forth in Schedule A may be modified from time to time by WES provided that such changes reflect modifications recognized by the U.S. ethanol industry in general or is required by market demands. HGF shall be liable for and shall indemnify WES against any and all claims, damages, costs, expenses, and liabilities of any kind or nature related to or arising from HGF’s failure to provide Ethanol which meets the specifications in Schedule A.

C.                                     All gallons invoiced by HGF to WES shall be invoiced in net (i.e., adjusted to a temperature of 60°F) or gross gallons, corresponding to WES’ end customer requirements or as otherwise required by law. The invoiced amount shall be based on the then-current market price of ethanol less the marketing fee set forth in Section 5C. At the end of each month, HGF and WES shall true-up the purchase price charged to WES based on the actual price received for the ethanol less the direct costs for handling and delivering the ethanol pursuant to Section 5; and shall pay to or charge WES, as the case may be, the difference.

3.                                       WES shall:

A.                                   purchase all of the Ethanol produced by HGF at the Plants, at the price outlined in Section 5, less the costs and marketing fee set forth in Section 5;

B.                                     remit payment to HGF for the Ethanol via wire transfer or ACH within [*(*)] days of receipt of invoice from HGF;

C.                                     schedule all shipments of Ethanol with HGF and assume the risk of loss for all losses (except terminal storage shrinkage) after loading at the Plants;

D.                                    assume all current Ethanol marketing contracts listed in Schedule B attached hereto and incorporated herein;

E.                                      purchase and assume marketing responsibility for all terminal inventories of Ethanol as of this date of this Agreement, listed on Schedule C, attached hereto and incorporated herein;

F.                                      assume all leases of Ethanol terminal space as of the date of this Agreement, as listed on Schedule C, attached hereto and incorporated herein; and

G.                                     assume all rail car leases for the transport of Ethanol in effect as of the date of this Agreement, as listed on Schedule D, attached hereto and incorporated herein.

4.                                       HGF shall:

A.                                   invoice WES daily for the Ethanol at the address specified in Paragraph 9; and

B.                                     provide to WES quarterly production forecast, monthly updates and daily inventory estimates.

5.                                       Pricing; Marketing Fee:

A.                                   The price HGF shall receive for its Ethanol shall be the price actually received by WES for the sale of the Ethanol less the costs and marketing fee set forth in Section 5 B and C, below. WES shall use reasonable efforts to obtain the best price reasonably available for the Ethanol, i.e., the same or greater price as other ethanol sold by WES in the same market under the same terms of sale (including

*                                        Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

without limitation volume), unless a different price has been previously agreed to by HGF.

B.                                     All direct costs incurred by WES in handling and delivering the Ethanol, including but not limited to terminal lease charges, throughput charges, terminal shrinkage costs, freight charges, tariffs, costs of leasing railcars and trucks, government taxes and assessments, insurance, inspection fees and other such costs (but excluding marketing costs), shall be deducted from the amount owed to HGF as set forth in Section 5A above.

C.                                     A marketing fee for WES’ effort to market the Ethanol shall be deducted from the amount owed to HGF as set forth in Section 5A above at the rate of $[*] per gallon of HGF Ethanol invoiced, commencing after the Transition Period.

6.                                       Marketing Employees: At its option, WES shall have the right to lease existing HGF sales and marketing employees Mark Luitjens and Pat Volk (“Leased Employees”), for purposes of marketing ethanol pursuant to this Agreement. HGF shall continue to provide wages and benefits (including vacation), withhold taxes, provide insurance coverage consistent with existing coverage and make statutory insurance payments (endorsed to waive rights of subrogation against WES) with respect to such Leased Employees. During any period that WES is leasing the Leased Employees, HGF shall provide workers compensation coverage for the Leased Employees and, to the extent, if any, that WES is not able to avail itself of the workers compensation exclusive remedy defense, HGF shall indemnify WES for any such claims that result from injury to a Leased Worker and are asserted against WES. All expenses associated with the Leased Employees, including salaries, benefits, office space and equipment, insurance and taxes shall be reimbursed to HGF by WES. WES shall in no way be obligated, but shall nonetheless have the option to hire the Leased Employees directly and discontinue this leasing arrangement at any time upon thirty (30) days written notice to HGF.

7.                                       Indemnity: WES shall indemnify, defend, and hold HGF and its affiliates, subsidiaries, parents, directors, officers, partners, members, and employees harmless from and against any and all claims, losses, awards, judgments, settlements, fines, penalties, liabilities, damages, costs or expenses (including attorney’s fees) alleged or incurred on account of any injury to or death of persons or damages to property or any other claim to the extent caused by or arising out of the negligence or willful misconduct of WES, its officers, employees, or agents in the performance of or arising out of this Agreement or Ethanol sold hereunder, including without limitation compliance or noncompliance with applicable laws and regulations and/or claims of discrimination, harassment, unfair labor practices or wrongful termination in connection with WES’s management, direction, assignment or any other personnel action affecting the Leased Employees, except for any decision not to hire any Leased Employee.

HGF shall indemnify, defend, and hold WES and its affiliates, subsidiaries, parents, directors, officers, and employees harmless from and against any and all claims, losses, awards, judgments, settlements, fines, penalties, liabilities, damages, costs or expenses (including Attorney’s fees) alleged or incurred on account of any injury to or death of persons or damages to property or any other claim to the extent caused by or arising out of the negligence or willful misconduct of

*                                        Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

HGF, its officers, employees, or agents in the performance of or arising out this Agreement or the Ethanol sold hereunder.

8.                                       Independent Contractor: It is expressly understood that the relationship of WES to HGF as a marketer of Ethanol is that of an independent contractor and nothing contained in this Agreement shall be construed to create any partnership, agency, or employer/employee relationship. WES may freely choose the customers from whom business shall be solicited and the time and place for solicitation.

9.                                       Notices: Any notices required to be given under this Agreement shall be in writing and be sufficiently given when delivered in person or deposited in the U.S. mail (registered or certified), postage prepaid, addressed as follows:

If to HGF:	Heartland Grain Fuels, L.P. 38469 133rd St. Aberdeen, SD 57401-8406 Attn: Don Gales

If to WES:	Williams Ethanol Services, Inc. P. O. Box 10 Pekin, IL 61555 Attn: Ron Miller

10.                                 Dispute Resolution: Except as otherwise provided herein, the Parties hereby agree that any controversy, dispute or claim arising out of or relating to this Agreement or any breach of this Agreement shall be resolved in accordance with the terms and provisions of this Section 10.

A.                                   Negotiation with Authorized Management. The Parties shall first attempt in good faith to resolve any dispute promptly by negotiation in the normal course of business. In the event the Parties are unable to resolve any dispute in the normal course of business, then the Parties shall continue to attempt in good faith to resolve any dispute by negotiation as provided below.

(1)                                  The negotiation shall be between management representatives who have authority to settle the dispute (“Senior Party Representative”).

(2)                                  Either Party may give the other Party written notice (“Dispute Notice”) of any dispute that has not been resolved in the normal course of business. Within fifteen (15) Days after delivery of the Dispute Notice, the receiving Party shall submit to the other a written response (“Response”). The Dispute Notice and the Response shall each include:

(a)                                  a statement setting forth the position of the Party giving such notice and a summary of arguments supporting such position; and

(b)                                 the name and title of such Party’s Senior Party Representative and any other persons, including attorneys, who shall accompany the

Senior Party Representative at the meeting at which the Parties shall attempt to settle the dispute.

(3)                                  Within thirty (30) Days after delivery of the Dispute Notice, the Senior Party Representative of each Party shall meet at a mutually acceptable time and place, and then as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for factual information made by one Party to the other shall be honored but shall not obligate a Party to provide any information to the extent that under the rules of evidence of the State of Delaware such information is subject to the attorney-client privilege or is attorney-work product.

(4)                                  If the dispute has not been resolved within sixty (60) Days after delivery of the Dispute Notice, or if the Parties fail to meet within thirty (30) Days after delivery of the Dispute Notice as above provided, either Party may initiate mediation of the dispute as provided in Paragraph B.

B.                                     Mediation. If the dispute has not been resolved by negotiation as provided in paragraph A, the Parties shall make a good faith attempt to settle the dispute by mediation under the provisions of this Paragraph B before resorting to arbitration, litigation or any other dispute resolution procedure.

(1)                                  Unless the Parties agree otherwise, the mediation shall be conducted in accordance with the CPR Institute for Dispute Resolution (“CPR”) Model Procedure for Mediation of Business Disputes then in effect by a mediator who:

(a)                                  has the qualifications and experience set forth in Subparagraph (2); and

(b)                                 is selected as provided in Subparagraph (3).

(2)                                  Unless the Parties agree otherwise, the mediator shall be a neutral and impartial lawyer who:

(a)                                  is or has been a partner in a highly respected law firm for at least fifteen (15) years as a practicing attorney specializing in either general commercial litigation or general commercial matters or is a retired state or federal judge;

(b)                                 has had training as a mediator; and

(c)                                  has mediated at least ten (10) cases.

(3)                                  Either Party may initiate mediation of the dispute by giving the other Party written notice setting forth such Party’s request to submit the dispute to mediation. The Parties shall have twenty (20) Days from the date the mediation notice is received by the other Party to agree upon a mediator.

If the Parties are unable to agree, the mediator shall be selected by the President of the CPR Institute for Dispute Resolution in New York, New York, or such President’s designee, utilizing the criteria in Subparagraph (2).

(4)                                  Within thirty (30) Days after the mediator has been selected as provided above, both Parties and their respective attorneys shall meet with the mediator in Chicago, Illinois, unless the Parties agree upon another location, for at least one mediation session, it being agreed that each Party representative attending that mediation session shall be a Senior Party Representative with authority to settle the dispute. If the dispute cannot be settled at that mediation session or at any mutually agreed continuation of that mediation session, either Party may give the other and the mediator a written notice declaring the mediation process at an end, in which event the Parties may resort to litigation in a court of competent jurisdiction.

C.                                     General Provisions. Notwithstanding anything herein and regardless of any procedures or rules of the CPR, it is expressly agreed that the provisions in this Paragraph C shall apply and control over any other provision in this entire dispute resolution Article.

(1)                                  All applicable statutes of limitation and defenses based upon passage of time shall be tolled while the procedures specified in this Article are followed. Such tolling shall begin upon the receiving Party’s receipt of the complaining Party’s notice of claim. Parties shall take such action, if any, as may be necessary to effectuate tolling. Statutes of limitation shall be applied to claims, except as tolled in accordance herewith.

(2)                                  All offers, conduct, views, opinions, and statements made in the course of negotiation or mediation by any of the Parties, their employees, agents, experts, attorneys, and representatives and by any mediator are made for compromise and settlement, protected from disclosure under Federal and State Rules of Evidence and Procedure, and inadmissible and not discoverable for any purpose, including impeachment, in litigation or legal proceedings between the Parties, and shall be not disclosed to anyone who is not an agent, employee, expert, or representative of the Parties; provided, however, that evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of presentation or use in mediation.

(3)                                  All dispute resolution proceedings conducted under this Agreement shall be confidential. Neither Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the proceedings or about the existence, contents or results of the mediation without the prior written consent of such other Party except in the course of a judicial, regulatory or arbitration proceeding or as may be requested by a governmental authority. Before making any disclosure permitted by the preceding sentence, the Party intending to make that disclosure shall give the other Party a reasonable opportunity to protect its interests. If requested by either Party, the attorneys for the Parties, expert witnesses, stenographic reporters or any other persons or entities involved in the dispute resolution proceedings shall sign appropriate nondisclosure agreements to effectuate these confidentiality provisions.

(4)                                  The fees and expenses of the mediator shall be shared equally by the Parties. The Parties shall also share the fees and expenses of any experts used in mediation, provided both Parties have mutually agreed in writing to such appointments.

(5)                                  Parties may, by written agreement signed by both Parties, alter any time deadline, location(s) for meeting(s), or procedure outlined herein or in CPR rules.

(6)                                  In the event of a conflict between either the CPR Model Procedure for Mediation of Business Disputes and this Agreement, then the provisions of this Agreement shall govern.

11.                                 Audit: HGF or persons authorized by and acting on behalf of HGF may audit the books and records of WES from time to time at reasonable times upon reasonable notice to WES. WES shall cooperate with HGF in the conduct of such audits.

12.                                 Insurance: The Parties shall maintain the following insurance at all times while this Agreement is in effect:

A.                                   Statutory Worker’s Compensation and Employer’s Liability Insurance in compliance with the laws of the states where the work is being performed, including Employer’s Liability with a limit of not less than $500,000 each disease/accident, each employee.

B.                                     Comprehensive General Liability Insurance with a combined single limit for bodily injury and property damage of not less than $2,000,000 for any one occurrence. Coverage shall cover independent contractors, blanket contractual liability and host liquor liability.

C.                                     Business Automobile Insurance with a combined single limit for bodily injury and property damage in an amount not less than $1,000,000 each occurrence.

The liability insurance coverage shall include coverage for contractual liability under the Agreement. Each party shall promptly after execution of this Agreement, furnish the other party a Certificate of Insurance evidencing the foregoing insurance coverage, and containing a clause specifying that no reduction, cancellation or expiration of the policies shall become effective until thirty (30) days from the date written notice to the other Party. The insurance requirements set forth herein are minimum coverage requirements and are not to be constructed in any way as a limitation on liability under this Agreement.

The foregoing notwithstanding, HGF and WES may, at their respective option, elect to provide evidence of a program of self insurance sufficient to meet the coverage required hereunder.

13.                                 Entire Agreement: This Agreement contains the entire agreement between the Parties and supersedes all previous agreements, either oral or written, between the Parties. No modifications hereof shall be valid unless made in writing and signed by both Parties.

14.                                 Waiver: The failure of other Party to enforce any of its rights hereunder on any particular occasion shall not constitute a waiver of such rights on any subsequent occasion.

15.                                 Assignment: This Agreement may not be assigned by either party without the prior written consent of the other party.

16.                                 Headings: Any paragraph headings are used for convenience only and are not intended and shall not be used in interpreting any provisions of this Agreement.

17.                                 No Third Party Beneficiary: Except as otherwise provided herein, nothing contained in this Agreement shall be considered or construed as conferring any right or benefit on a person not a party to this Agreement and neither this Agreement nor the performance hereunder shall be deemed to have created a joint venture or partnership between the Parties.

18.                                 Governing Law: This Agreement shall be governed by the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

19.                                 Force Majeure: Neither party shall be responsible for damages or delays in performance (except for an obligation to pay money) caused by force majeure, Acts of God or other events beyond the control of such party which could not have been reasonably prevented or overcome. For these purposes, such acts or events shall include, without limitation, unusually severe weather conditions (such as blizzards); floods; severe storms; earthquakes; washouts; epidemics; war; riots; explosion; vandalism; equipment failure; strike; walk-out; lock-out; work stoppage; the unavailability of utility or transportation services; any order, restraint or prohibition of any governmental, commission, or agency having jurisdiction over such party; civil or military authority; national emergencies; insurrections; or breaches and delays of third parties relating to this Agreement. Should any such act or event occur, the party so impacted shall notify the other party of the delay and its expected duration and its expected impact on such impacted party’s performance under this Agreement. The impacted party shall use reasonable efforts under the circumstances to avoid and remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes cease.

20.                                 Severability: If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect; however, if the absence of such term or provision substantially deprives a party of the economic benefit of this Agreement, the parties shall negotiate reasonable and valid provisions to restore the economic benefit to the party deprived or to balance the parties’ obligations consistent with the intent reflected in this Agreement.

21.                                 Counterparts: This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon the same instrument.

22.                                 Survival: The terms, provisions, representations, and warranties contained in this Agreement that by their sense and context are intended to survive the performance thereof by either or both parties hereunder shall so survive the completion of performance and termination of this Agreement including, without limitation, indemnities and dispute resolution.

23.                                 Expenses: Each party shall be liable for any expenses it may incur relating to entering into this Agreement and its obligation to perform under this Agreement.

24.                                 Successors and Assigns: Subject to Paragraph 15, this Agreement shall be binding upon and shall inure to the benefit of all the respective successors, and assignees of the parties hereto.

25.                                 Taxes: HGF shall be liable for any taxes (including without limitation ad valorem and excise taxes), assessments or charges, which may be assessed against the Ethanol whether title is in HGF or WES. HGF agrees to reimburse WES for any such taxes, assessments or charges paid by WES within thirty (30) days of WES’s demand therefor. Neither party shall be responsible or liable for the other party’s income taxes or for any taxes or other statutory charges levied or assessed against any of the facilities of the other party used for the purpose of carrying out the provisions of this Agreement.

26.                                 Default and Remedies: Should either party default in the prompt performance and observance of any of the terms or conditions of this Agreement, this Agreement shall not be cancelable or terminable (except in the event of a material breach); but rather, the parties shall follow the procedures set forth in Section 10 for dispute resolution.

27.                                 Representations and Warranties: Each party represents and warrants that it has taken all requisite corporate or partnership action to approve execution, delivery and performance of this Agreement and that this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

WILLIAMS ETHANOL SERVICES, INC.		HEARTLAND GRAIN FUELS, L.P.
d/b/a WILLIAMS BIO-ENERGY

By:	/s/ Ronald Miller	By:	/s/ Donald Gales
Ronald Miller, President		Name and Title: Chairman

Schedule A

To

Ethanol Marketing Agreement

FUEL-GRADE ETHANOL

SPECIFICATIONS

(DENATURED)

Ethanol must meets or exceed all industry standards, including ASTM D.4806 specifications and Williams’ Pipeline specifications for E-Grade Denatured Fuel Ethanol.

TEST	NON-DETERGENT GRADE	METHOD OF TEST

Apparent Proof - 60°F	200 min.	Hydrometer
203 max.

Specific Gravity, 60/60°F	0.7870 -	ASTM D-1298
0.7950

Water, Mass Percent	0.50 nom.	ASTM E-203
0.82 max.

Ethanol Content,	92.1 min.	Gas Chromatography
Volume Percent		ASTM D-2/E-44
P170 Method, A or B

Methanol, (vol.%)	0.5 max.

Non-Volatile Matter,	5 max.	ASTM D-1353
mg/100 mL

Chloride Ion Content,	32 max.	ASTM D-512, Meth. C
mg/L		Modified Note (1)

Copper Content, mg/kg	0.08 max.	ASTM D-1688, Meth.D
Modified Note (2)

Acidity (as acetic acid	0.007 max.	ASTM D-1613
CH3C00H), mass%

Appearance	Clear and Bright, visibly free of suspended and/or settled contaminants.	Visual

Color, Platinum - Cobalt	50.0 max.	ASTM D-1209

Hydrocarbon Denaturant	5.0 max.	Gas Chromatography
gal/100 gal.	2.0 min.	ASTM D-2/E-44
P170 Method, A or B
Note (3)

pHe	6.5 min.	Williams test procedure
	9.0 max.	(Pending ASTM approval)

(NOTES)

Note 1:                      The modification of Test Method D-512, Procedure C, consists of using 5 mL of sample diluted with 20 mL of distilled water instead of the 25 mL sample specified in the standard procedure.  The volume of the sample prepared by this modification will be slightly more than 25 mL.  To allow for the dilution factor, report the chloride ion present in the fuel ethanol sample as 5 times that determined in the sample.

Note 2:                      The modification of Test Method D-1688, Procedure D, consists of mixing reagent grade ethanol (which may be denatured according to BATF Formula 3A or 3O) in place of water as the solvent or diluent for the preparation of reagents and standard solutions.  However, this must not be done to prepare the stock copper solution described in 39.1 of D-1688.  Because a violent reaction may occur between the acid and the ethanol, use water as specified in the acid solution part of the procedure to prepare the stock copper solution.  Use ethanol for the rinse and final dilution only.

Note 3:                      The only denaturants used for fuel ethanol shall be unleaded gasoline or rubber hydrocarbon solvent at a minimum concentration of 2 parts by volume per 100 parts by volume.  Hydrocarbons, with an end boiling point higher than 437°F as determined by ASTM Method D-86, shall not be used.

Note 4:                      All fuel ethanol will contain a minimum of one of the following corrosion inhibitors:

a)              20 pounds per 1,000 barrels of Octel America DCI-11,

b)             13 pounds per 1,000 barrels of Petrolite Tolad 3222, or

c)              20 pounds per 1,000 barrels of Nalco 5403.

d)             20 pounds per 1,000 barrels of Betz ACN 13

e)              20 pounds per 1,000 barrels of MidContinental MCC5011E

Schedule B

Contracted Gallons 2000 - 2001

	Oct, 2000	Nov, 2000	Dec, 2000	Jan, 2001	Feb, 2001	Mar, 2001	Total	Net Back		Total Dollars

Aberdeen/Huron, SD

Murex -1	510,400	510,400	510,400	510,400	510,400		2,552,000	$	*	$	*
Murex - 2	255,200	255,200	255,200	255,200	255,200		1,276,000	$	*	$	*
WES	300,000	300,000	300,000	300,000	300,000	300,000	1,800,000	$	*	$	*

Total	1,065,600	1,065,600	1,065,600	1,065,600	1,065,600	300,000	5,628,000	$	*	$	*

Buffalo Lake, MN

WES	300,000	300,000	300,000	300,000	300,000	300,000	1,800,000	*		$	*

Total	300,000	300,000	300,000	300,000	300,000	300,000	1,800,000	*		$	*

*                                        Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Schedule C

Terminals

Company	Location	Tank Space (# of gallons)	Lease Charge Per Month	Contract Term	Ending Contract Date

Williams Pipe Line	Alexandria, MN	42000	$800.00	3-years	03/10/01
Williams Pipe Line	Des Moines, IA	42000	$800.00	3-years	03/05/01
Williams Pipe Line	Roseville, MN	42000	$1,200.00	1-year	12/31/00
Williams Pipe Line	Sioux Falls, SD	84000	$1,600.00	3-years	04/14/01
Williams Pipe Line	Watertown, SD	42000	$800.00	3-years	04/14/01

Kaneb Pipe Line	Aberdeen, SD		n/a	Annual	n/a
Kaneb Pipe Line	Jamestown, ND		n/a	Annual	n/a
Kaneb Pipe Line	LeMars, IA		n/a	Annual	n/a
Kaneb Pipe Line	Mitchell, SD		n/a	Annual	n/a
Kaneb Pipe Line	Rock Rapids, IA		n/a	Annual	n/a
Kaneb Pipe Line	Yankton, SD		n/a	Annual	n/a

Schedule D

Railcar Leases

Company	Railcar #	Service Charge Per Month	Contract Term	Ending Contract Date

GATX	GATX24016	$625.00	Monthly	n/a
GATX	GATX24026	$625.00	Monthly	n/a
GATX	GATX24031	$625.00	Monthly	n/a

ACF INDUSTRIES	SHPX202413	$510.00	5-years	07/31/04
ACF INDUSTRIES	SHPX202414	$510.00	5-years	07/31/04
ACF INDUSTRIES	SHPX202415	$510.00	5-years	07/31/04
ACF INDUSTRIES	SHPX202416	$510.00	5-years	07/31/04
ACF INDUSTRIES	SHPX202417	$510.00	5-years	07/31/04
ACF INDUSTRIES	SHPX202418	$510.00	5-years	07/31/04
ACF INDUSTRIES	SHPX202491	$510.00	5-years	12/31/04
ACF INDUSTRIES	SHPX202492	$510.00	5-years	12/31/04
ACF INDUSTRIES	SHPX202493	$510.00	5-years	12/31/04
ACE INDUSTRIES	SHPX202494	$510.00	5-years	12/31/04
ACF INDUSTRIES	SHPX202495	$510.00	5-years	12/31/04
ACF INDUSTRIES	SHPX202496	$510.00	5-years	12/31/04

March 31, 2003

Heartland Grain Fuels, L.P.

38469 133rd Street

Aberdeen, SD  57401-8406

Attn: Bill Paulsen

Re:  Amendment of Ethanol Marketing Agreement

Dear Bill:

To the extent that, in Williams Ethanol Services, Inc. (“WES”)’s sole judgment, a sufficient number of sellers of fuel grade ethanol to WES agree to receive the Pooled Net Price for their ethanol sold to WES in order to form a pool large enough to justify the administration of Pooled Net Price accounting, effective April 1, 2003, Williams Ethanol Services, Inc. (“WES”) and Heartland Gram Fuels, L.P. (“HGF”) hereby amend that Ethanol Marketing Agreement dated November 30, 2000 (the “Agreement”) in order to modify the method of calculating the price paid by WES TO HGF for HGF’s fuel grade ethanol produced at HGF’s Aberdeen, South Dakota and Huron, South Dakota facilities (“Ethanol”), Sections 2.C., 3.B., 4.A. and 5 of the Agreement are deleted and replaced with the following language:

2.C.                             All gallons invoiced by HGF to WES shall be invoiced in net (i.e. adjusted to a temperature of 60°F) or gross gallons, corresponding to WES’ end customer requirements or as otherwise required by law.

3.B.                             remit payment (which shall be subject to adjustment pursuant to Section 5.C.) to HGF for the Ethanol via wire transfer or ACH within [*(*)] days of receipt of invoice from HGF pursuant to Section 4.A.;

4.A.                           invoice WES at the address specified in Paragraph 9 daily for the Ethanol using WES’s estimated Net Pooled Price, subject to adjustment under Section 5.C; and

5.A.                          Sales Price.  The sale price HGF shall receive for its Ethanol shall be based on the Pooled Net Price, as defined below.

“Pooled Net Price” shall mean the net sales price per gallon calculated by subtracting the Pooled Costs on a per gallon basis from the Alliance Ethanol Average Market Price.

“Alliance Ethanol Average Market Price” shall mean the monthly average price received by WES for Pooled Market Alliance Volumes sold during such month on a per gallon basis.

“Pooled Market Alliance Volumes’’ shall mean, with respect to any given period, aggregate fuel grade ethanol volumes purchased by WES from all sellers who have agreed to receive the Pooled Net Price and aggregate fuel grade ethanol volumes produced by WES during such period.

“Pooled Costs’’ shall mean, with respect to any given period, all direct costs incurred by WES in handling Pooled Market Alliance Volumes during such period, including but not limited to terminal lease charges, throughput charges, terminal shrinkage costs, freight charges, tariffs, costs of leasing railcars and trucks, government taxes and assessments, insurance, inspection

*                                        Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

fees, inventory carrying costs, purchased ethanol cost incurred due to lost production and other such costs, but excluding direct costs incurred in marketing such ethanol.  WES shall use commercially reasonable efforts to contain Pooled Costs so as to maximize the ultimate net price payable to HGF for its Ethanol.

5.B.                            Commission.  WES shall deduct from the Pooled Net Price a commission equal to $[*] per gallon of HGF Ethanol invoiced, commencing after the Transition Period.

5.C.                            Estimation True Up.  If at calendar month’s end, the actual Pooled Net Price exceeds the estimated Pooled Net Price, WES shall pay HGF on or before the 15th day of the following calendar month an amount equal to the product of (x) the difference between the actual and estimated Pooled Net Price less commissions and (y) the aggregate quantity of Ethanol purchased during the prior calendar month.  If the actual Pooled Net Price is less than the estimated Pooled Net Price, WES shall withhold and set off from future payments to HGF an amount equal to the product of (x) the difference between the actual and estimated Pooled Net Price less commissions and (y) the aggregate quantity of Ethanol purchased during such month.

Except as provided above, all other terms of Agreement shall remain unaltered and in full force and effect.

Please indicate your agreement with the modifications to the Agreement set forth in this letter amendment by an authorized signature for HGF below.

Sincerely,

/s/ Ronald H. Miller

Ronald H. Miller

ACCEPTED AND AGREED this 2 day of April, 2003.
Heartland Grain Fuels, L.P.

By: Heartland Grain Fuels LP
Name:	/s/ Bill Paulsen
Title: General Manager

*                                        Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

SECOND AMENDMENT TO

ETHANOL MARKETING AGREEMENT

This Second Amendment to that certain Ethanol Marketing Agreement (as defined below) is made and entered into effective as of December 1, 2006 by and between Heartland Grain Fuels, L.P., a Delaware limited partnership (“HGF”) and Aventine Renewable Energy, Inc., a Delaware corporation (“Aventine”).

RECITALS

A.                                     HGF and Aventine, formerly known as Williams Ethanol Services, Inc. d/b/a Williams Bio-Energy (“WES”), entered into an Ethanol Marketing Agreement dated November 30, 2000 for the purchase and sale of fuel grade ethanol produced at the HGF facilities in Aberdeen, South Dakota and Huron, South Dakota, (the “Agreement”).This Agreement was subsequently modified by letter agreement entitled “Amendment of Ethanol Marketing Agreement” executed by HGF and WES and dated March 31, 2003 (the “First Amendment”).

B.                                       HGF and Aventine intend to modify the Agreement and First Amendment in certain respects, as more particularly set forth in this Second Amendment and, further, intend that the Agreement, First Amendment and Second Amendment constitute one integrated agreement (the “EMA”).

C.                                       Capitalized terms used but not defined in this Second Amendment have the meanings ascribed to them in the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and terms contained herein, the parties agree as follows:

1.                                       Amendment To Section 1 of the Agreement.

1.A.                          Section 1.A. of the Agreement is deleted in its entirety and replaced with the following:

1.A.                          The term of the EMA is two (2) years from the effective date of the Second Amendment (the “Initial Term”),automatically renewing for successive one (1) year terms (each, a “Renewal Term”), until terminated by either party in accordance with Section 1.B.

1.B.            Section 1.B. of the Agreement is deleted in its entirety, except for the first sentence, which states:

1 .B                            If this EMA is terminated for any reason, the terminating party shall give the other party no less than one year written notice prior to the end of such Initial Term or Renewal Term.

2.                                         Amendment To Section 3.B of the First Amendment.

Section 3.B of the First Amendment is affirmed in its entirety with one exception: the time for Aventine to remit payment to HGF is [*(*)] days instead of [*] days.

3.                                         Amendment To Section 5.B of the First Amendment.

Section 5.B. of the First Amendment is deleted in its entirety and replaced with the following:

5.B.                            Commission. From and after December 4, 2006, Aventine shall deduct from the Pooled Net Price a per gallon commission equal to [*]% of the Net Pooled Price for any HGF Ethanol invoiced.

4.                                         Confidentiality.

The following paragraph shall be added as new Section 28 to the Agreement:

Section 28. Confidentiality. The terms of this Agreement and any non-public information provided to HGF pursuant to this Agreement or as a result of HGF being an alliance partner are confidential and HGF (i) will hold, and will cause its employees, officers, directors, agents, accountants and advisors to hold, all such information in confidence, unless it is compelled to disclose such information by judicial or administrative process or by other requirements of law and (ii) will use, and will cause its employees, officers, directors, agents, accountants and advisors to use, such information only in connection with the implementation of this Agreement, and for no other purpose. In this regard, such information may be considered “insider information” under the securities laws of the United States and shall not be shared with others (except as permitted under the preceding sentence) and shall not be used to buy, sell or otherwise invest in securities of Aventine Renewable Energy Holdings, Inc. or any of the alliance partners.

5.                                       No Other Changes. Except as herein provided and amended, all other terms of the Agreement and First Amendment shall remain unaltered and continue in full force and effect without modification or limitation, except that all references therein to the “Agreement” shall be deemed references to the EMA.

6.                                       Multiple Counterparts. This Second Amendment may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement. Execution of this Second Amendment may accomplished by facsimile or electronic image.

[Signature Page Follows]

*                                        Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the date first written above.

AVENTINE RENEWABLE ENERGY, INC.		HEARTLAND GRAIN FUELS, L.P.

By:	/s/ Ronald H. Miller	By:	/s/ Rory Troske
Title: President and CEO		Title: Vice President